Exhibit 99.1

NEWS RELEASE

CAMBREX REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

- Sales increased 8% in the quarter, full year sales and profit guidance increased -

- Acquisition of North Carolina based PharmaCore completed -

- Conference call at 8:30 a.m. ET on November 4, 2016 -

East Rutherford, NJ – November 4, 2016 – Cambrex Corporation (NYSE: CBM), a leading manufacturer of small molecule innovator and generic Active Pharmaceutical Ingredients (APIs), reports results for the third quarter ended September 30, 2016.

Highlights

-	Sales increased 8% to $99.9 million compared to $92.4 million in the same quarter last year.

-

GAAP Diluted EPS from continuing operations was $0.42 compared to $0.36 in the same quarter last year and Adjusted Diluted EPS was $0.47 compared to $0.40 in the same quarter last year, representing 17% and 18% increases, respectively.

-

Operating Profit increased 8% to $19.5 million compared to $18.0 million and Adjusted EBITDA increased 11% to $26.3 million compared to $23.7 million in the same quarter last year (see table at the end of this release).

-	Net cash was $90.7 million at the end of the third quarter, an increase of $38.3 million during the quarter.

-

In October, the Company acquired PharmaCore Inc., a privately-owned North Carolina based company specializing in developing, manufacturing and scaling up small molecule APIs for clinical phase projects, for approximately $25 million.

-

The Company increased its financial guidance for full year sales and Adjusted EBITDA. The Company expects full year 2016 sales, excluding the impact of foreign currency, to increase between 12% and 14% compared to 2015. The Company expects Adjusted EBITDA to be between $147 and $151 million, a 14% to 17% increase compared to 2015 (see Financial Expectations – Continuing Operations section below).

“Based on our excellent year to date results, expectations for a strong fourth quarter and the addition of PharmaCore, renamed Cambrex High Point, we are increasing our sales and profit guidance for 2016,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

“During the third quarter, we made announcements regarding investments at each of our three main manufacturing facilities. We are expanding our large scale, multi-purpose manufacturing capabilities at our Karlskoga, Sweden facility, we validated a newly opened pilot plant at our Milan, Italy location and early in the quarter we began production at our new large scale manufacturing facility within our Charles City, Iowa site. We believe these investments, among others, position us for continued growth and we continue to evaluate additional investments to ensure we have the capacity and flexibility to match our customers’ needs. We are also excited about our acquisition of PharmaCore, which adds world class capabilities to complete early phase clinical projects, expands our customer base and broadens our funnel for potential commercial projects when some of those therapeutics obtain regulatory approval.”

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release. Cambrex management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

Third Quarter 2016 Operating Results – Continuing Operations

Sales were $99.9 million, compared to $92.4 million in the same period last year, an 8% increase. Foreign exchange had a negligible effect on sales. The sales increase primarily reflects higher volumes in our Innovator product category, partially offset by lower pricing and lower sales of generic APIs and controlled substances.

Gross margins decreased to 38% from 39% compared to the same quarter last year. The decrease was primarily due to lower pricing and unfavorable product mix. Foreign exchange had a negligible effect on gross margins.

Selling, general and administrative expenses were $15.0 million, compared to $14.0 million in the same quarter last year. The increase was mainly due to higher personnel costs and higher costs related to the recent acquisition of Cambrex High Point, partially offset by lower costs associated with the implementation of a new ERP system.

Research and development expenses were $3.2 million, compared to $3.7 million in the same quarter last year. The decrease was primarily related to timing of costs to develop new generic drug products.

Operating profit increased to $19.5 million from $18.0 million in the same quarter last year. The increase was primarily the result of higher gross profit, partially offset by higher operating expenses as described above. Adjusted EBITDA was $26.3 million compared to $23.7 million in the same quarter last year (see table at the end of this release).

Income tax expense was $5.4 million resulting in an effective tax rate of 28% compared to expense of $5.3 million and an effective tax rate of 31% in the same quarter last year. The decrease was primarily related to a small amount of tax benefits recorded this quarter.

Income from continuing operations was $13.7 million or $0.42 per share compared to $11.9 million or $0.36 per share in the same quarter last year. Adjusted income from continuing operations was $15.6 million or $0.47 per share, compared to $13.1 million or $0.40 per share in the same quarter last year (see table at the end of this release).

Capital expenditures and depreciation were $11.7 million and $6.2 million, respectively, compared to $14.5 million and $5.4 million, respectively, in the same quarter last year.

Net cash was $90.7 million at the end of the third quarter, an increase of $38.3 million during the quarter. The increase was primarily due to the timing of accounts receivable collections, partially offset by capital spending and increased inventory levels in anticipation of strong fourth quarter sales.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2016 financial performance compared to its previous expectations:

	Current Expectations	Previous Expectations

Gross sales increase	12% - 14	10% - 13%

Adjusted EBITDA	$147 - $151 million	$144 - $149 million

Adjusted income from continuing operations per share	$2.67 - $2.75	$2.49 - $2.61

Free cash flow	$65 - $75 million	$60 - $70 million

Capital expenditures	$67 - $72 million	$70 - $75 million

Depreciation	$24 - $25 million	$25 - $27 million

Effective tax rate	31% - 33%	32% - 34%

Consistent with prior guidance for the full year 2016, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, divestitures, restructuring activities, outcomes of tax disputes and any charges related to any future sale of the Company’s Zenara business located in Hyderabad, India. Current expectations include the acquisition of PharmaCore, which was completed in early October 2016. Sales expectations exclude the impact of foreign exchange. EBITDA, Adjusted EBITDA and Adjusted income from continuing operations per share for 2016 will be computed on a basis consistent with the reconciliation of the third quarter 2016 financial results in the tables at the end of this release. Free cash flow is the change in debt, net of cash during the year. The tax rate will be sensitive to the Company’s geographic mix of income.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s third quarter 2016 Form 10-Q is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s third quarter 2016 results will begin at 8:30 a.m. Eastern Time on November 4, 2016 and can be accessed by calling 1-888-262-8770 for domestic and +1-913-312-1227 for international. Please use the passcode 2914880 and call approximately 10 minutes prior to the start time. A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com. A telephone replay of the conference call will be available through November 11, 2016 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 2914880 to access the replay.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis and controlled substances.  For more information, please visit www.cambrex.com.

Forward-Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to our President and Chief Executive Officer in this document. These and other forward-looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2015, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of its customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, our ability to successfully integrate acquired businesses, loss on disposition of assets, the Company’s ability to dispose of Zenara assets held for sale, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the Forward-Looking Statement sections therein, and other filings with the SEC. The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in the Company’s SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are non-GAAP financial measures. The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted EBITDA excludes the impact of any potential acquisitions, restructuring activities and charges related to any future sale or closure of the Company’s Zenara business located in Hyderabad, India. Adjusted Income from Continuing Operations is calculated in a manner consistent with that shown in the table at the end of this release. Other companies may have different definitions of EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations. Therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies. EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations should not be considered alternatives to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity. Cambrex uses EBITDA,

Adjusted EBITDA and Adjusted Income from Continuing Operations among several other metrics to assess and analyze its operational results and trends. Cambrex also believes EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value. Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended September 30, 2016 and 2015
(in thousands, except per-share data)

	2016		2015
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$99,867		$92,350
Commissions, Allowances and Rebates	565		615
Net Sales	99,302		91,735

Other Revenue, Net	97		1,244

Net Revenues	99,399		92,979

Cost of Goods Sold	61,797	61.9%	57,299	62.0%

Gross Profit	37,602	37.7%	35,680	38.6%

Operating Expenses:
Selling, General and Administrative Expenses	14,950	15.0%	13,989	15.1%
Research and Development Expenses	3,193	3.2%	3,672	4.0%
Total Operating Expenses	18,143	18.2%	17,661	19.1%

Operating Profit	19,459	19.5%	18,019	19.5%

Other Expenses/(Income):
Interest Expense, Net	366		517
Other (Income)/Expenses, Net	(71)		296

Income Before Income Taxes	19,164	19.2%	17,206	18.6%
Provision for Income Taxes	5,443		5,330

Income from Continuing Operations	$13,721	13.7%	$11,876	12.9%

Loss from Discontinued Operations, Net of Tax	(4,503)		(129)

Net Income	$9,218	9.2%	$11,747	12.7%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.43		$0.38
Loss from Discontinued Operations, Net of Tax	$(0.14)		$(0.01)
Net Income	$0.29		$0.37

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.42		$0.36
Loss from Discontinued Operations, Net of Tax	$(0.14)		$(0.00)
Net Income	$0.28		$0.36

Weighted Average Shares Outstanding
Basic	32,149		31,471
Diluted	32,999		32,593

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Nine Months Ended September 30, 2016 and 2015
(in thousands, except per-share data)

	2016		2015
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$312,856		$276,913
Commissions, Allowances and Rebates	1,901		1,431
Net Sales	310,955		275,482

Other Revenue, Net	1,823		1,657

Net Revenues	312,778		277,139

Cost of Goods Sold	187,720	60.0%	166,435	60.1%

Gross Profit	125,058	40.0%	110,704	40.0%

Operating Expenses:
Selling, General and Administrative Expenses	42,602	13.6%	41,818	15.1%
Research and Development Expenses	10,796	3.5%	9,030	3.3%
Total Operating Expenses	53,398	17.1%	50,848	18.4%

Operating Profit	71,660	22.9%	59,856	21.6%

Other Expenses:
Interest Expense, Net	357		1,467
Other Expenses, Net	143		126

Income Before Income Taxes	71,160	22.7%	58,263	21.0%

Provision for Income Taxes	21,784		18,569

Income from Continuing Operations	$49,376	15.8%	$39,694	14.3%

Loss from Discontinued Operations, Net of Tax	(5,082)		(291)

Net Income	$44,294	14.2%	$39,403	14.2%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.54		$1.27
Loss from Discontinued Operations, Net of Tax	$(0.16)		$(0.01)
Net Income	$1.38		$1.26

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.50		$1.22
Loss from Discontinued Operations, Net of Tax	$(0.15)		$0.00
Net Income	$1.35		$1.22

Weighted Average Shares Outstanding
Basic	32,034		31,339
Diluted	32,905		32,428

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of September 30, 2016 and December 31, 2015
(in thousands)

	September 30,	December 31,
	2016	2015
Assets

Cash and Cash Equivalents	$90,736	$43,974
Trade Receivables, Net	37,995	90,920
Other Receivables	7,381	7,278
Inventories, Net	143,887	109,920
Prepaid Expenses and Other Current Assets	9,021	7,187
Total Current Assets	289,020	259,279

Property, Plant and Equipment, Net	209,213	186,487
Goodwill	32,687	32,063
Intangible Assets, Net	7,564	6,691
Deferred Income Taxes	12,494	19,259
Other Non-Current Assets	4,082	1,760

Total Assets	$555,060	$505,539

Liabilities and Stockholders' Equity

Accounts Payable	$36,776	$39,257
Deferred Revenue and Advance Payments	5,230	16,298
Accrued Expenses and Other Current Liabilities	36,915	44,247
Short-Term Debt	-	30,000
Total Current Liabilities	78,921	129,802

Advance Payments	39,000	-
Deferred Income Taxes	6,876	7,735
Accrued Pension Benefits	41,122	42,661
Other Non-Current Liabilities	22,197	14,506

Total Liabilities	$188,116	$194,704

Stockholders’ Equity	$366,944	$310,835

Total Liabilities and Stockholders’ Equity	$555,060	$505,539

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Nine Months Ended September 30, 2016 and 2015
(in thousands)

	Third Quarter 2016	Third Quarter 2015

Operating Profit	$19,459	$18,019

Merger and Acquisition Expenses	430	-

Restructuring Expenses	(47)	-

Adjusted Operating Profit	19,842	18,019

Depreciation and Amortization	6,443	5,635

Adjusted EBITDA	$26,285	$23,654

	Nine Months 2016	Nine Months 2015

Operating Profit	$71,660	$59,856

Merger and Acquisition Expenses	430	-

Restructuring Expenses	397	-

Adjusted Operating Profit	72,487	59,856

Depreciation and Amortization	17,717	16,320

Adjusted EBITDA	$90,204	$76,176

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Nine Months Ended September 30, 2016 and 2015
(in thousands)

	Third Quarter 2016		Third Quarter 2015
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$13,721	$0.42	$11,876	$0.36

Merger and Acquisition Expenses	430	0.01	-	-
Restructuring Expenses	(47)	(0.00)	-	-
Stock-Based Compensation	1,889	0.06	1,434	0.04
Stock-Based Compensation Tax [1]	(660)	(0.02)	(502)	(0.02)
Amortization of Purchased Intangibles	227	0.01	245	0.01

Adjusted Income from Continuing Operations [2]	$15,560	$0.47	$13,053	$0.40

	Nine Months 2016		Nine Months 2015
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$49,376	$1.50	$39,694	$1.22

Merger and Acquisition Expenses	430	0.01	-	-
Restructuring Expenses	397	0.01	-	-
Stock-Based Compensation	5,189	0.16	3,837	0.12
Stock-Based Compensation Tax [1]	(1,816)	(0.06)	(1,343)	(0.04)
Amortization of Purchased Intangibles	614	0.02	580	0.02

Adjusted Income from Continuing Operations [2]	$54,190	$1.65	$42,768	$1.32

[1] Tax rate estimated at 35% for stock-based compensation.

[2] Diluted earnings per share for adjusted income from continuing operations is based on the weighted number of diluted shares outstanding for the quarter and year. As such, the sum of the quarters may not necessarily equal the full year. In addition, the sum of the line items may not equal due to rounding.

Contact:	Gregory Sargen
Executive Vice President & CFO Tel: +201.804.3055 Email: gregory.sargen@cambrex.com

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Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com